USA Mobility, Inc. Investor Conference Call

March 4, 2011

10:00 a.m. Eastern Time

USA Mobility Announces Acquisition of Amcom Software

Operator: Good morning and welcome to USA Mobility’s Investor Update Call. Today’s call is being recorded. Online today we have Vince Kelly, President and Chief Executive Officer, Chris Heim, President of Amcom Software and Shawn Endsley, Chief Financial Officer of USA Mobility. At this time for opening comments I will turn the call over to Mr. Kelly. Please go ahead, sir.

Mr. Kelly: Good Morning. Thank you for joining us for our investor update call to discuss the acquisition of Amcom Software. Before we discuss this transaction, I want to remind everyone that today’s conference call may include forward-looking statements that are subject to risks and uncertainties relating to USA Mobility’s future financial and business performance. Such statements may include estimates of revenue, expenses, and income, as well as other predictive statements or plans which are dependent upon future events or conditions. These statements represent the Company’s estimates only on the date of this conference call and are not intended to give any assurance as to actual future results. USA Mobility’s actual results could differ materially from those anticipated in these forward-looking statements. Although these statements are based upon assumptions that the Company believes to be reasonable, they are subject to risks and uncertainties. Please review the risk factors section relating to our operations and the business environment in which we compete, contained in our 2010 Form 10-K, and related Company documents filed with the Securities and Exchange Commission. Please note that USA Mobility assumes no obligation to update any forward-looking statements from past or present filings and conference calls.

Last night USA Mobility announced the acquisition of Amcom Software, Inc. On this morning’s call we plan to walk you through the following:

1.	Strategic rationale for the transaction

2.	General Terms of the deal

3.	What this means for our Shareholders

4.	What this means for our Customers

5.	Background on Amcom Software

6.	Next steps

1.	Strategic rationale for the transaction

On November 16, 2004 USA Mobility was formed through the combination of Arch Wireless, Inc. and Metrocall Holdings, Inc., the number 1 and number 2 largest paging companies in the United States. At the time we came together we had over six million subscribers and our pro-forma revenue for 2004 was approximately $790 million. We felt merging Arch and Metrocall was critical to our ability to continue to generate meaningful free cash flow over the long run and create value for our shareholders. Due to the agressive expansion of wireless telephony and related marketing and networks, our industry had been in steady decline since our high water mark in 1999 of over 40 million paging subscribers in the United States.

Over these past six years, since our formational merger, USA Mobility has aggressively rightsized its business as our subscriber base has steadily eroded from approximately 6 million subscribers at the end of 2004 to approximately 1.9 million at the end of 2010, due to the continued migration of paging customers to alternative wireless technologies. The result of our efforts has been approximately $367 million in capital returned to shareholders through continued cash distributions; approximately $52 million in share repurchases at an average price of $9.31 per share; repayment of $140 million in debt assumed to finance our formational merger in 2004; and after doing all of this, we ended 2010 with a cash balance of approximately $129 million.

However, as I mentioned on our earnings call last week, going forward, we expect our paging revenue decline to continue. Our 2010 revenue was $233 million and we expect this year’s paging revenue to be in a range between $182 and $192 million. Even with the recent improvement in subscriber erosion, we still need to address the long-term growth challenges of the paging business. Don’t get me wrong, we still expect paging to generate significant margins and significant cash flow into the future. However, absent a strategic repositioning of our business the absolute pace of that cash generation will decline and, when spread across our share base, will mean less cash flow per share from our paging business.

With this in mind we looked to find ways to create value utilizing our signficant assets. First off, our business is focused around our primary market segments of Healthcare, Government and Large Enterprise. These segments still value the cost/benefit proposition of paging solutions and while some of them are migrating slowly to other technologies, we expect many of these customers will continue to use paging as part of their mission critical communications systems for a long time to come. We view these customer relationships to be as important as our other assets. These include our operational capabilities, efficiency, backoffice and our tax assets all of which we can utilize to create significant benefits for USA Mobility, its shareholders, customers and employees as a result of this transaction.

We have been able to effectively cross sell into our key market segments through our mobile telephony offerings using our relationships with Sprint and T-Mobile as well as our own software platform, our Integrated Resouce Management or IRM systems. While these efforts only represent a small part of our overall revenue stream, they prove the concept that our talented sales force can open doors in these valuable segments and cross sell. What we lacked on the software side of our business to fully exploit these opportunities was a comprehensive unified communications platform, requisite scale, an existing large installed base and frankly software company management expertise. With the addition of Amcom, we will significantly close this gap. The Amcom acquisition allows us to market a proven, and competitive package of mission critical, unified communication solutions.

In a little while you will hear from Amcom’s President, Chris Heim, about their impressive background, history and success in penetrating and growing revenue, cash flow and margin in the same exact market segements with a broad suite of software systems and services.

2.	General Terms of the deal

USA Mobility paid approximately $163 million in cash for Amcom Software. The final purchase price is subject to post closing adjustments based on a working capital target. However, at this time we do not expect any material adjustment and we will update you in the event that this information changes. We financed about $52 million with a credit facility provided by Wells Fargo Capital Finance and paid the remaining balance of approximately $111 million using our existing cash. We did not issue any shares of our common stock to fund the acquistion.

3.	What this means for our Shareholders

First of all, this deal will be accretive on a cash earnings and cash flow basis. The Amcom business has high operating margins and a very attractive revenue growth profile. Simply stated, our shareholders will access a higher future cash flow per share than they would without the acquistion. Also, as we stated in our press release, we plan to continue paying our quarterly $0.25 per share dividend as we have in the past. We have suspended our share repurchase program and will determine the future status of the repurchase program before December 31, 2011. We want our primary focus for the immediate future to be on efficiently integrating our two companies and paying off the relatively modest level of debt we have incurred to facilitate this transaction.

Additionally, the software side of our company is now on a growth path that does not exist on the paging side. As I said before, we expect our paging business to continue to stabilize and generate meaningful free cash flow into the future. However, the total opportunity in paging will decline over time and we expect our new software and integrated solutions offerings will help to slow the pace of that erosion. Paging will continue to remain an important part of our overall suite of solutions we offer to our combined customer base, but it will be a smaller contributor to our overall earnings than it is today. Our ultimate goal is to place USA Mobility on a growth path, while maintaining strong cash flow margins.

With respect to the 2011 financial profile of the combined companies, if the acquisition had occurred as of January 1, 2011, the proforma revenues for the combined companies would be in a range of $239 million to $255 million; operating expenses (excluding depreciation, amortization and accretion) would be in a range of $175 million to $183 million; and capital expenses would be in a range of $6 million to $9 million. This 2011 proforma financial profile is subject to revision to reflect purchase accounting adjustments and the allocation of revenues, operating and capital expenses to the pre- and post acquisition periods. Once these adjustments have been finalized the combined financial profile for 2011 will be updated to reflect these changes.

One of the changes required by purchase accounting will be to write down a substantial portion of the deferred revenue balance of Amcom and to represent this balance at fair value. A substantial portion of this deferred revenue balance is deferred maintenance revenue. The adjustment of this balance to fair value will require a significant reduction in the deferred revenue balance and, correspondingly, a reduction in recognized maintenance revenue post acquisition. It is important to note that this accounting adjustment does not have a cash flow impact and the customers and maintenance payments remain. In 2012 we would expect the growth rates from maintenance revenues to return to more historical levels and to be considerably higher than 2011.

4.	What this means for our Customers

For all of our combined customers it is business as usual and we will continue to provide them with the excellent solutions they have come to expect from the individual companies. We have no plans at this point to change any of our existing product strategies.

However, we are very excited about the opportunity this creates for our combined customers. This acquisition greatly expands our product portfolio and the value our wireless and software sales professionals are able to offer our existing and prospective customers. Amcom Software specializes in solutions for call center automation, emergency management, mobile event notification, and Smartphone messaging. Adding Amcom Software’s portfolio to our company will allow us to continue to bring value to existing customers by expanding our suite of product offerings.

Cross-selling solutions across both companies’ customer bases is a key component of making this transaction a successful one. We strongly believe that customers who utilize both Amcom Software solutions and USA Mobility services in a way that integrates those offerings will be extremely satisfied and very stable long term. The combined product offering is capable of addressing all of our customers’ mission critical communication needs. As long as we do a good job of taking care of those customers, they will come back to us time and again to purchase our products and add services.

5.	Background on Amcom Software

Amcom is a leader in providing comprehensive and creative software and critical communications systems to our target market segments in Healthcare, Government and Large Enterprise. This is a company with over 40% of its revenue in recurring maintenace with a 99% renewal rate. This best in class statistic only serves to underscore the fantastic stickiness of their software solutions. Amcom has been and will continue to be led by an experienced management team. Chris Heim has been the President and CEO of Amcom Software and Dan Mayleben has been its Chief Financial Officer. Both of them will continue to run Amcom with new titles as President and Chief Opperating Officer respectively along with their existing management teams based at our software headquarters in Minneapolis, Minnesota. Now I am delighted to introduce Chris Heim, the President of Amcom Software, to tell you about this most impressive Company...

Mr. Heim: Thank you, Vince.

Let me start by saying how excited we at Amcom are to be part of USA Mobility. We think this is a dynamite combination and together we can do great things.

Vince asked that we give a short overview of Amcom Software. The company was founded in 1983 in Minneapolis, MN. My partner and I, Dan Mayleben became involved with the company in 2007. Today, Amcom Software has about 1,500 customers and 259 employees spread across offices in Minneapolis, New York City, Bedford, NH, Jacksonville, FL and Perth Australia. We have experienced strong top line and bottom line growth in recent years and we have high cash flow margins.

As Vince mentioned, our customer base lines up very nicely with that of USA Mobility. Our strongest market segment is healthcare, which represents about 66% of our 2010 revenue. One measure of our strong customer base is found in the US World and News Report’s 2010-2011 Top Hospitals List. This report lists the top 14 hospitals across the U.S and of these top 14, 12 use Amcom Software solutions. Government is also a strong market segment with 17% of our 2010 revenue followed by the Fortune 1000 with 9%. We also have a strong presence in hospitality and higher education.

Our solutions center around mission critical communications software. I will walk you through one example.

•	A nurse detects a cardiac arrest in a patient in the Emergency Department, she calls the operator and the operator initiates a code blue procedure through our software.

•	Our system then determines all the members of the code blue team. These team members can be individuals such as Dr. Jones but they can also be roles such as the on-duty cardiologist. In the case of a role, we examine the on-call schedules that are normally kept in our system and determine who that individual is at that time.

•	We then communicate to each member of that team using their preferred communications device. This could involve paging a nurse using a USA Mobility pager, sending a voice message to a desk phone to a lab tech, or sending a message to a Smartphone being carried by a doctor.

•	These team members can respond back with their availability and then the system can resolve any discrepancies.

The upshot of this is that the communication happens very quickly, which cuts the time for the team to rally at the patient’s bedside and deliver the critical care.

One real life example of this is a Midwestern hospital which was struggling with their “door to balloon time”. This is the time from when a patient arrives at the emergency room door with heart attack symptoms to the time they are receiving balloon angioplasty. The national standard is 90 minutes but this hospital was at 129 minutes. By implementing an Amcom system as I just described, they were able to reduce this critical time to 71 minutes, well under the national standard.

So a big piece of what Amcom does is to implement solutions which improve the quality of care and patient safety by facilitating and streamlining communications. If you look at a recent Joint Commission study on the cause of sentinel events or those events that involve death or serious injury, communications is the number one cause.

Our software also increases productivity and reduces costs. This is especially important in healthcare today as nearly every hospital is trying to become more efficient in the way they deliver care. As an example, one hospital in the southeast consolidated 4 call centers into one using Amcom solutions. By doing this, they were able to cut the number of operators necessary in half but also improved their call taking performance. This saves them over $1 million dollars each and every year.

It is customer benefits like this that have contributed to strong growth for Amcom Software. In 2006, Amcom was approximately $12 million in sales. We have grown aggressively since and in 2010 our revenues were approximately $51 million. We believe there is more growth and potential improvements in EBITDA as we progress forward together with USA Mobility.

We have grown both organically and through strategic acquisitions and believe both these elements will come into play into the future. In the last year, all our growth has been organic and our backlog growth over the trailing 4 quarters has averaged 42% year over year. We believe there will continue to be a number of organic growth opportunities in the future as well, including international growth, Smartphone communications and other new product opportunities. We also believe there are future acquisition opportunities that can further enhance our growth going forward.

We believe this combination is very exciting for a number of reasons.

•	On a macro level,the foundation of mission critical communications today across most organizations is paging. Increasingly, however, this communication is evolving. Pagers were once the lone device for urgent communications in healthcare, government, and public safety. But today’s leading organizations speed response by communicating with a diverse array of methods and devices and our device agnostic solutions address this need.

•	Amcom and USA Mobility together can meet an organization’s critical communications needs both now and in the future.

We are excited to be part of USA Mobility and look forward to doing great things in the future.

With that I will pass it back to Vince.

Mr. Kelly: Thank you Chris, before turning to our Q&A session, I want to talk a little bit about the immediate future.

6.	Next steps

As we have said this morning, this acquisition is about combining two leaders in mission critical communications. USA Mobility is the undisputed leader in paging and wireless messaging — the foundation of mission critical communications today. Amcom connects people across a universe of devices that is always expanding.  This powerful combination creates one company at the forefront of mission critical communication, providing end-to-end solutions today and tomorrow so the right people get the right information on the right device at the right time.

Both of our organizations will continue to run as they have with their existing management structure and brand names. I will continue to serve as the President and CEO of our parent company and will have responsibility over the entire organization, both USA Mobility Wireless and Amcom Software. Chris Heim will continue to serve as the President of Amcom Software and Dan Mayleben will serve in the capacity of Chief Operating Officer of Amcom Software. I view Chris and Dan as partners in our ongoing quest to create value for our shareholders, innovative solutions for our customers and a brighter future for our team members. Their titles may have changed slightly to accommodate our public company structure, but they will continue to do the same things they have been doing and we expect Amcom Software to continue to function largely as it has pre-acquisition.

Additionally the Board of Directors of USA Mobility and its public company officers will remain the same. We will continue to function with the same set of corporate governance policies as we have in the past, including our Sarbanes Oxley initiatives and ethics policies which will now include Amcom Software. We will continue to file our public reports and compliance results as before through our public company accounting, finance and administrative teams. Our USA Mobility Wireless paging results will be reported as a separate business segment as will our Amcom Software results in our future public filings. Of course you will also see our consolidated results. As soon as practical we will file the required financial and transaction information with the Securities and Exchange Commission.

As I have already mentioned, the primary purpose of this merger is to create a stronger, combined company going forward. With this merger, we are strengthening USA Mobility Wireless’s competitive position in the market with the addition of Amcom’s advanced software offerings. At the same time, with USA Mobility Wireless’s well-developed customer relationships and strong cash flow, we can open new market opportunities to Amcom supporting its focus on profitable growth. So, it is business as usual for both operating companies, with a new ownership structure for Amcom and a path to renewed growth for USA Mobility.

Our immediate goals for 2011 are to exceed both companies’ stand-alone business plans from a revenue and cash flow perspective, take fantastic care of our customers and to aggressively pay down the relatively modest amount of debt we have incurred to facilitate this acquisition. And again, we intend to continue paying our recurring dividend which we feel represents a very good yield.

Our long-term goals are to continue to focus on our three primary market segments in healthcare, government and large enterprise both domestically and internationally. The ultimate goal is to GROW our consolidated cash flow while keeping our margins high.

As usual, we will keep you updated on our progress and other corporate issues through press releases and future earnings calls.

At this point, I’ll ask the operator to open up the lines for your questions. We would ask you to limit your initial questions to one and a follow up. After that we’ll take additional questions as time allows. Operator?

Operator: Thank you. The question and answer session will be conducted electronically. If you would like to ask a question, please do so by pressing the star key followed by the digit 1 on your touch-tone telephone. If you are using a speakerphone, please make sure your mute function is turned off to allow your signal to reach our equipment. Once again, please press star 1 on your touch-tone telephone to ask a question. And we will pause for just a moment to assemble a roster. And as a reminder if you do have a question, that is star 1 on your touch-tone telephone.

And we will go first to Naph Joseph with Shannon River.

Naph Joseph: Hi. How are you?

Mr. Kelly: Fine.

Naph Joseph: Just a — if you don’t mind I’d love to do a two part question. The first one is about the deal. Just curious if you could give us some examples of this revenue synergy — you could - maybe an example of revenue synergy across the two different business units now and where you see that opportunity.

And the second is on the cash flow side. It seems like accretive to cash flow but at the same time with the debt pay down over a couple of years — I think was the language in the release — it seems like that soaks up the capacity for a special dividend.

So maybe if you give us a color over, you know, how aggressively you want to pay down that debt and over what time frame you could reinstate — potentially obviously there’s no guidance on that — but potentially reinstate the special dividend.

Thank you.

Mr. Kelly: Sure. From our perspective and just kind of taking your questions in reverse order, I mean, we’ll end this week with a little over $20 million in cash. And we’ll probably make — start significant pay downs on the debt by the end of the second quarter — say by June 30.

It’s our goal and we’ve talked about this internally to get the debt paid off relatively quickly. The debt is in two pieces. There’s a small revolver — about $10 million — and then there’s a $42.5 million term loan. We’ll probably focus on getting that term loan paid off pretty quickly sometime it’ll be out of here next year.

So I would say to answer your question on special dividend for this year which is 2011 I wouldn’t expect to see a special dividend this year. We kind of traded that away in order to create a brighter future and a longer term revenue and cash flow stream for this company and frankly a greater present value than what we were prior to the deal.

I think, you know, from the perspective of going forward one of the things that’s going to be interesting that this allows us to do — because we haven’t used any shares in this transaction — is if we grow we can continue to do some acquisitions that make sense.

But we also will be growing our cash flow so in theory we can continue paying the dividend and/or consider special dividends and share repurchases starting in 2012 or frankly grow the recurring dividend. You know, it comes out to be the same thing in the end. So that’s kind of the game plan there.

In terms of the revenue synergies both companies have gone after the healthcare segment as their primary market segment that we’ve penetrated. USA Mobility, you know, we’re the aggregation of many paging companies.

You know, if you kind of think about our industry we were over 44 million subscribers in 1999. In 2004 when we kind of created this company by merging the number one and number two companies in the industry that industry subscribership in the United States had come down to right around 10 million and we had 6 million of those subscribers.

Today there’s barely 3 million and we’ve got, you know, not quite 2 million of those subscribers. So it’s come down quite a bit. Where it hasn’t come down as fast is in the healthcare segment.

So as a result if you look at the really big hospitals — what we call 200 plus bed hospitals — we’ve got about a 63% penetration rate on the paging side — USA Mobility. Amcom is just under 30% on that.

One thing that we can do is we have those relationships with those CIOs right now today and we can go in there and start cross selling right away. We also at USA Mobility have a very large penetration in what you would call the medium and smaller size healthcare facilities.

And I think we could be very, very successful there because Amcom Software is modular in nature. So you can buy the basic model and then you can start adding just a suite of awesome products and additional modules as your budget allows.

What’s happened here I’d say over the last 24 months but we’ve really seen it over the last year and I don’t want to use the names of the hospitals because that’s confidential but we talk to them all the time.

We talk to the CIOs and we’ve seen a trend a number of the really large ones to start seriously taking into consideration things like iPads and smartphones to kind of replace their paging.

So I’ve got the hospitals right now split into two different groups and we’re doing a lot of market work and research on this internally right now and as you can imagine it’s a huge part of our integration plan with USA Mobility and Amcom.

But you’ve got a group of hospitals whether we like it or not that’s going to leave paging. It just is what it is. They’re starting to use smartphones. They starting to use mobile phones.

Amcom Mobile Connect which is the product — one of the modules that they offer off their fantastic software lets you send and manage messages in a much more sophisticated way across smartphone platforms — iPhones, Androids, Blackberrys. And so if we were going to lose those customers anyway and we’ve had that relationship anyway we might as well as capture it.

On the other side we’ve got some diehard, you know, paging hospitals that are telling us look, you know, Vince we just don’t have the budget to go to smartphones.

A smartphone has a half life of maybe two years if you’re lucky. It’s very expensive. You’re going to be replacing that. We’ve had pagers with doctors for ten years. They won’t give them up.

You know, that’s great. But they might want to buy the Amcom modules. They may want to buy not necessarily the Amcom Mobile Connect but the other software module.

And then what you’re really going to see and what we’ve kind of been running into lately is a blend. You’ll go into a hospital and because of budgetary reasons some of the administrators and some of the doctors are going to want to use smartphones and they’re not going to want to carry two devices.

And frankly, some of the younger interns because they’re much more kind of into communications than old folks like me. But then what happen is you get a blend there. So they get everything.

The problem that we had quite frankly and I’ll just be totally blunt about this is we ran into Amcom in the market place in several of these instances and they are much smaller than us but frankly in some very important marquee accounts we lost to them.

And it kind of was an eye opener for me because, you know, here’s accounts that we’ve had for years and they’re fading away and they’re going to Amcom and they’re using Amcom Mobile Connect and they’re sending messages on the smartphone.

So what are we going to do about that? You know, in 2009 we lost 19% of our revenue. In 2010 we lost 19% of our revenue. Guess what we think we’ll lose this year on a standalone basis? About 19% of our revenue and frankly, that’s what our forecast is for next year.

So with this transaction that allows us to attack that attrition rate and potentially slow that attrition rate down. I’m not going to be Pollyannaish about paging. I mean, forever it’s not going to be there.

At some point it continues to get smaller and smaller and smaller. But this will help I think mitigate some of that erosion. And when it does erode guess what we’re capturing it on the other side of the business.

So I think from that perspective from a sales synergy it’s kind of a long winded answer about how we plan to attack this thing. We’re very excited about it. Our teams are very excited about it.

And frankly when we get off the phone that’s the first order of business is jumping into that, you know, full speed and making that turn into a great opportunity for this combined company going forward.

Next question?

Operator: We’ll take our next question from Evan Tindell with Ballentine Capital Management.

Evan Tindell: Hi. Thanks for taking my call.

Mr. Kelly: Sure.

Evan Tindell: If you’ve got time to compare the revenue for just a standard suite of Amcom products and the standard pager set up at the same hospital how would that compare?

Mr. Kelly: Paging is very different than software, right. Because paging basically in a hospital, you know, if our average ARPU across all of our products is, you know, $8 to $9 depending on the product that’s an average, you know, that’s what they’re paying on a monthly basis for the pager. And that includes the device and includes a piece of hardware and it includes the service. And that’s all they’re getting with that paging.

If they buy an IRM from us which is the integrated resource management system that allows them to manage basically just their paging they can pay depending on the size of the installation anywhere from $25,000 up to $100,000 for that installation — that software. And then maintenance is generally 18% a year on top of that.

But to put it in perspective that total business for us this year on the software side standalone would only be about $3 million. It’s not a huge component of our overall business.

I’ll let Chris talk to the economics surrounding Amcom’s Software offerings because again it is very different. And the goal here is not one to replace the other. The goal here is to make them complementary. Chris?

Mr. Heim: Yes our average selling price for our software is about $120,000 for an upfront purchase. And then we collect maintenance and add-on revenue which probably averages around $20,000 a year per customer.

So a far different revenue profile like Vince said, still very attractive, still very profitable in our eyes.

Evan Tindell: Okay. Thanks.

Mr. Kelly: Sure. Questions?

Operator: And as a reminder if you do have a question, that is star 1 on your touch-tone telephone. It’s star 1 if you do have a question at this time.

Mr. Kelly: Operator, it looks like from our screen the queue is empty. So I’m going to wrap up because we do have companies to integrate and progress to make this afternoon.

So I just want to thank everybody for joining us this morning. We very much look forward to speaking with you again after we release our first quarter results.

Everyone thanks again and have a great day.

Operator: This concludes today’s conference. We thank you for your participation.